Exhibit 99.1

FOR RELEASE:	February 2, 2015

Mark A. Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP REPORTS

FOURTH QUARTER AND YEAR-END 2014 EARNINGS

Fourth quarter results show positive impact of July 2014 acquisition of legacy Select.

DUNN, NC . . . Select Bancorp, Inc. (the “Company,” or “Select”, NASDAQ: SLCT), the holding company for Select Bank & Trust, today reported net income for year-end 2014 of $2.4 million and basic and diluted earnings per share of $0.27, compared to $2.9 million and basic and diluted earnings per share of $0.43 for the year ended December 31, 2013.

Results for 2013 were reported as New Century Bancorp, the Company’s name until July 25, 2014, when it acquired the “Legacy” Select Bancorp, Inc. and took that name. The merger impacts all year-to-year and fourth quarter 2013 to fourth quarter 2014 comparisons, including the impact of merger-related expenses.

For fourth quarter 2014, the Company reported net income of $1.3 million and basic and diluted earnings per share of $0.12, compared to net income of $239,000 and basic and diluted earnings per share of $0.03 for fourth quarter 2013. This increase in earnings is primarily due to the merger.

Total assets, deposits, and loans for the Company as of December 31, 2014, were $764.5 million, $618.9 million, and $552.0 million, respectively, compared to total assets of $525.6 million, total deposits of $448.5 million, and total loans of $346.5 million at year-end 2013. Reflected in the year-end 2014 totals are the acquired assets, deposits and loans of the Legacy Select Bancorp, which had total assets, deposits and loans of $276.9 million, $222.2 million and $217.6 million, respectively, as of July 25, 2014.

Non-performing loans declined to $11.9 million at December 31, 2014, or 2.15% of loans, from $15.9 million or 4.58% of loans at December 31, 2013. At year-end 2014, other real estate and repossessed assets totaled $1.6 million and the allowance for loan losses was $6.8 million or 1.24% of total loans, down from $7.1 million or 2.04% of total loans at December 31, 2013. For fourth quarter 2014, net loan charge-offs were a recovery of ($139,000) or -0.03% of average loans, down from $518,000 or 0.15% of average loans for fourth quarter 2013.

On these results, Select Bancorp, Inc. President and CEO William L. Hedgepeth II said, “We are pleased with the impact of our early third quarter merger with the ‘Legacy’ Select Bank, and performance results to-date, including pre-tax operating earnings from their financial centers, met our projections. We look forward to utilizing the combined resources of the merged bank to further expand in the markets we now serve. This is an exciting time for not only Select, but for our shareholders, customers and communities, as we operate today as a larger, stronger community bank. With expenses stabilizing, revenues continuing to grow, and our financial centers becoming increasingly profitable, we look forward to the first half of 2015.”

Hedgepeth added, "Asset quality is strong and remains a top priority at Select. As I have said many times: We will compete for loans based on interest rate, but we will not sacrifice credit quality. Our asset quality numbers reflect the prudence of this strategy. In addition to operating in markets with healthy economies, we will continue to seek prime locations for expansion and to identify and hire outstanding bankers and lenders in those markets. These people, like many of our current staff, are known in their markets and are astute, highly-skilled business people with exceptionally loyal client bases.”

The Company’s strategy is to focus on growing the franchise, increasing profitability, and maintaining exceptional asset quality.

When the FDIC released deposit market share data as of June 30, 2014, Select Bank held the number one position for deposit market share in Dunn, North Carolina where it is headquartered, a position the Company held under the New Century name for the past thirteen years.

Hedgepeth concluded his remarks by sharing, “Our staff takes a great deal of pride in these deposit market share results, particularly holding the number one position for thirteen straight years. They are to be commended for their hard work, as are all team members in our financial centers with outstanding deposit market share results. They are not easy to achieve.”

Select Bank and Trust has branch offices in these North Carolina communities: Dunn, Burlington, Clinton, Elizabeth City, Fayetteville (2), Gibsonville, Goldsboro, Greenville (2), Lillington, Lumberton, Raleigh and Washington.

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For more information, go to selectbank.com.

The information as of and for the quarter and year ended December 31, 2014, as presented, is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

Select Bancorp, Inc.
Selected Financial Information and Other Data
($ in thousands, except per share data)

	At or for the three months ended					At or for the twelve months ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013	December 31, 2012
Summary of Operations:
Total interest income	$8,105	$7,541	$5,261	$5,314	$5,456	$26,220	$22,903	$25,132
Total interest expense	1,142	1,169	1,098	1,111	1,186	4,519	5,258	6,632
Net interest income	6,963	6,372	4,163	4,203	4,270	21,701	17,645	18,500
Provision for (recovery of) loan losses	564	105	(427)	(49)	280	194	(325)	(2,597)
Net interest income after provision	6,399	6,267	4,590	4,252	3,990	21,507	17,970	21,097
Noninterest income	1,133	650	565	624	632	2,761	2,629	3,598
Noninterest expense	5,476	6,493	4,154	4,451	4,265	20,363	15,855	17,236
Income before income taxes	2,056	424	1,001	425	357	3,905	4,744	7,459
Provision for income taxes	695	230	388	153	118	1,465	1,803	2,822
Net Income	1,361	194	613	272	239	2,440	2,941	4,637
Dividends and Accretion of Preferred Stock	19	19	-	-	-	38	-	-
Net income available to common Shareholders	$1,342	$175	$613	$272	$239	$2,402	$2,941	$4,637
Share and Per Share Data:
Earnings per share - basic	$0.12	$0.02	$0.09	$0.04	$0.03	$0.27	$0.43	$0.67
Earnings per share - diluted	$0.12	$0.02	$0.09	$0.04	$0.03	$0.27	$0.43	$0.67
Book value per share	$8.45	$8.28	$8.30	$8.17	$8.09	$8.45	$8.09	$7.84
Tangible book value per share	$8.30	$8.12	$8.29	$8.14	$8.07	$8.30	$8.07	$7.79
Ending shares outstanding	11,377,980	11,349,368	6,391,168	6,921,742	6,921,352	11,377,980	6,921,352	6,913,636
Weighted average shares outstanding:
Basic	11,375,803	10,195,846	6,923,640	6,921,651	6,921,352	8,870,114	6,918,814	6,898,147
Diluted	11,475,865	10,312,085	6,928,428	6,924,164	6,924,339	8,974,384	6,919,760	6,898,377
Selected Performance Ratios:
Return on average assets	0.06%	0.01%	0.04%	0.02%	0.01%	0.51%	0.71%	1.08%
Return on average equity	0.47%	0.07%	0.36%	0.16%	0.14%	4.36%	7.06%	11.78%
Net interest margin	0.33%	0.34%	0.30%	0.30%	0.30%	5.08%	4.61%	4.66%
Efficiency ratio (1)	67.87%	92.74%	87.86%	92.21%	87.01%	83.24%	78.20%	78.00%
Period End Balance Sheet Data:
Loans, net of unearned income	$552,038	$546,475	$333,868	$345,827	$346,500	$552,038	$346,500	$367,891
Total Earning Assets	698,266	710,005	463,540	475,951	483,054	698,266	483,054	543,674
Core Deposit Intangible	1,625	1,786	124	153	182	1,625	182	298
Total Assets	764,502	784,983	508,282	520,276	525,646	764,502	525,646	585,453
Deposits	618,902	644,093	428,734	441,298	448,458	618,902	448,458	498,559
Short term debt	20,733	18,077	7,179	7,624	6,305	20,733	6,305	17,848
Long term debt	25,591	26,049	12,372	12,372	12,372	25,591	12,372	12,372
Shareholders' equity	96,111	93,995	57,551	56,523	56,004	96,111	56,004	54,179
Selected Average Balances:
Gross Loans	$546,626	$489,563	$336,286	$346,968	$347,201	$430,571	$354,871	$391,648
Total Earning Assets	702,818	632,922	457,818	464,133	472,804	570,679	511,597	532,193
Core Deposit Intangible	1,714	1,496	136	167	193	884	237	389
Total Assets	776,839	709,480	514,539	520,260	538,616	631,200	555,354	574,616
Deposits	632,633	582,825	435,976	441,637	457,405	523,954	470,526	481,387
Short term debt	22,236	17,340	6,748	7,354	9,615	9,957	13,879	17,848
Long term debt	22,372	19,655	12,372	12,372	12,372	20,494	12,372	12,372
Shareholders' equity	95,411	84,744	57,158	56,780	56,456	73,660	55,701	52,769
Asset Quality Ratios:
Nonperforming loans	$11,876	$12,375	$12,952	$14,605	$15,856	$11,876	$15,856	$12,030
Other real estate owned	1,585	1,687	1,169	1,233	2,008	1,585	2,008	$2,833
Allowance for loan losses	6,844	6,529	6,447	7,025	7,054	6,844	7,054	$7,897
Nonperforming loans (2) to period-end loans	2.15%	2.26%	3.88%	4.22%	4.58%	2.15%	4.58%	3.27%
Allowance for loan losses to period-end loans	1.24%	1.19%	1.93%	2.03%	2.04%	1.24%	2.04%	2.15%
Delinquency Ratio (3)	0.91%	0.36%	0.15%	0.21%	0.25%	0.91%	0.25%	0.32%
Net loan charge-offs to average loans	-0.03%	0.00%	0.04%	-0.01%	0.15%	0.01%	0.15%	-0.12%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(2)	Nonperforming loans consist of non-accrual loans and restructured loans.
(3)	Delinquency Ratio includes 30-89 days past due and excludes non-accrual loans.